CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCCOUNTANTS
    ----------------------------------------------------

We hereby consent to the incorporation by reference in the registration statement (Form S-8) pertaining to the Legal Services Plan our report, dated June 6, 2001, with respect to the consolidated financial statements of Playandwin, Inc. and Subsidiary as of and for the year ended February 28, 2001, including the consolidated balance sheet of
Playandwin,   Inc.  and  Subsidiary  (a  development   stage
company) as of February 28, 2001 and the related consolidated statements of operations, shareholders' deficiency, and cash flows for the year ended February 28, 2001 and the cumulative period from March 1, 2000 to February 28, 2001.



/s/ Stonefield Josephson, Inc.
STONEFIELD JOSEPHSON, INC.
Certified Public Accountants

Santa Monica, California
July 5, 2001